Pricing Supplement No. 14 dated November 1, 2006                Rule 424(b)(3)
(To Prospectus dated November 13, 2001                      File No. 333-72340
and Prospectus Supplement dated November 13, 2001)


                           Colgate-Palmolive Company

                        Medium-Term Notes - Fixed Rate

                                   Series E



     We are hereby offering to sell Notes having the terms specified below to you through Citigroup Global Markets Inc., Deutsche Bank Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co. Incorporated, acting as co-lead agents, and Banc of America Securities LLC, BNP Paribas Securities Corp., Goldman, Sachs & Co., HSBC Securities (USA) Inc., J.P. Morgan Securities Inc. and Williams Capital Group, L.P., acting as agents (collectively, the "Agents"), at a fixed initial public offering price of 99.992% of the principal amount.



Principal Amount: $254,388,000                    Trade Date: November 1, 2006
Issue Price: 99.992%                              Original Issue Date: November 6, 2006
Interest Rate: 5.20%                              Net Proceeds to Colgate: $253,222,903
Stated Maturity Date: November 7, 2016            Agent's Discount or Commission: $1,144,746
CUSIP Number: 19416QDH0

Interest Payment Dates: November 7 and May 7 of each year, commencing on May 7, 2007

Redemption:             N/A

Optional Repayment:     N/A

Currency:
          Specified Currency: US Dollars
          Minimum Denomination: $1,000

Original Issue Discount: [   ]      [ X ]   No
        Total amount of OID:
        Yield to Maturity:
        Initial Accrual Period:

Form: [ X ]    Book-entry    [   ]    Certificated


     The Agents, acting solely as our agents, have agreed to use their respective reasonable efforts to solicit purchases of the principal amount of Notes set forth opposite their respective names.


              Co-Lead Agents                      Principal Amount of Notes

Citigroup Global Markets Inc.                            $27,500,000
Deutsche Bank Securities Inc.                            $27,500,000
Merrill Lynch, Pierce, Fenner & Smith                    $27,500,000
            Incorporated
Morgan Stanley & Co. Incorporated                        $27,500,000

                 Agents                           Principal Amount of Notes

Banc of America Securities LLC                           $27,500,000
BNP Paribas Securities Corp.                             $27,500,000
Goldman, Sachs & Co.                                     $27,500,000
HSBC Securities (USA) Inc.                               $27,500,000
J.P. Morgan Securities Inc.                              $27,500,000
Williams Capital Group, L.P.                              $6,888,000

Use of Proceeds:
---------------

     The net proceeds from the sale of the Notes will be used by Colgate to retire commercial paper which was issued by Colgate for general corporate purposes and working capital. As of November 1, 2006, Colgate's outstanding commercial paper had a weighted average interest rate of 5.22% with maturities ranging from 1 day to 58 days.

Legal Matters:
-------------

     Sidley Austin LLP, New York, New York has acted as counsel for Colgate. Mayer Brown Rowe & Maw LLP has acted as counsel for the Agents.



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